Exhibit 3.2

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF

CELL THERAPEUTICS, INC.

DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES 11 PREFERRED STOCK

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of Cell Therapeutics, Inc., a Washington corporation (the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is Cell Therapeutics, Inc.

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended to date (the “Restated Articles”), was adopted by the Board of Directors of the Corporation (the “Board”) on February 17, 2011. Shareholder action was not required on this amendment pursuant to Article II.2 of the Restated Articles.

THIRD: A new Section 2(r) of Article II is added to the Restated Articles to add the designations, rights and preferences of a new series of preferred stock as follows, such Section to be effective as of February 18, 2011:

“(r) Series 11 Preferred Stock

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” has the meaning set forth in Section 7(d).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion of shares of Series 11 Preferred Stock), or (ii) the Corporation merges into or consolidates with any other person, or any person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately before such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another person and the shareholders of the Corporation immediately before such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one-year period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date hereof (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Common Stock” means the Corporation’s common stock, no par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; provided, however, that Common Stock Equivalents shall not include any debt securities of the Corporation.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” has the meaning set forth in Section 6(a).

“Conversion Price” has the meaning set forth in Section 6(c).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series 11 Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” means, at any time while the Series 11 Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange a material portion of the Corporation’s shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; provided, however, that for the purposes of clause (ii) above, a “Fundamental Transaction” shall not include the Corporation entering into a license or other agreement that licenses any intellectual property to an unaffiliated and unrelated person so long as the Corporation and its subsidiaries continue to have bona fide, substantial and continuing business operations and activities after such license or other agreement is entered into.

“Holder” means a holder of shares of Series 11 Preferred Stock.

“Junior Securities” means (i) the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior to or pari passu with the Series 11 Preferred Stock as to dividend rights or liquidation preference and (ii) the Series ZZ Junior Participating Cumulative Preferred Stock of the Corporation.

“Liquidation” has the meaning set forth in Section 5.

“Non-Senior Securities” means (i) the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior to the Series 11 Preferred Stock as to dividend rights or liquidation preference and (ii) the Series ZZ Junior Participating Cumulative Preferred Stock of the Corporation. For the avoidance of doubt, the Series 8 Preferred Stock and the Series 10 Preferred Stock are senior to the Series 11 Preferred Stock as to dividends.

“Notice of Conversion” has the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series 11 Preferred Stock regardless of the number of transfers of any particular shares of Series 11 Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series 11 Preferred Stock.

“Series 8 Preferred Stock” means shares of the Corporation’s Series 8 Preferred Stock.

“Series 10 Preferred Stock” means shares of the Corporation’s Series 10 Preferred Stock issued or to be issued after the date hereof.

“Series 11 Preferred Stock” has the meaning set forth in Section 2.

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The NYSE Amex, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market or the New York Stock Exchange.

“Transfer” has the meaning set forth in Section 9.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a national securities exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the national securities exchange on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (ii) if the Common Stock is then listed or traded on the OTC Bulletin Board and the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (iii) if the Common Stock is not then quoted for trading on a national securities exchange or the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority in interest of the Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount, Par Value and Rank. The series of preferred stock shall be designated as the Corporation’s Series 11 Preferred Stock (the “Series 11 Preferred Stock”) and the number of shares so designated shall be 24,957. Each share of Series 11 Preferred Stock shall have no par value per share and a stated value equal to $1,000, subject to increase as set forth in Section 3(a) below (the “Stated Value”). The Series 11 Preferred Stock shall rank junior to the Series 8 Preferred

Stock and the Series 10 Preferred Stock as to dividend rights and pari passu with the Series 8 Preferred Stock and the Series 10 Preferred Stock as to liquidation rights.

Section 3. Dividends.

(a) Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series 11 Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock or other Non-Senior Securities when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock or other Non-Senior Securities. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series 11 Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock or other Non-Senior Securities unless it simultaneously complies with the previous sentence. All accrued but unpaid dividends on shares of Series 11 Preferred Stock shall increase the Stated Value of such shares, but when such dividends are actually paid any such increase in the Stated Value shall be rescinded. For the avoidance of doubt, (i) nothing in this Section 3 shall prohibit the Corporation from paying dividends on shares of Series 8 Preferred Stock or Series 10 Preferred Stock, and (ii) dividends paid on shares of Series 8 Preferred Stock or Series 10 Preferred Stock shall not give rise to any obligation of the Corporation to pay dividends on shares of Series 11 Preferred Stock.

(b) So long as any Series 11 Preferred Stock remains outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire any material amount of Non-Senior Securities except as expressly permitted by Section 8(b). For the avoidance of doubt, nothing in this Section 3(b) shall be construed as limiting the Corporation’s ability to redeem shares of Series 8 Preferred Stock and/or shares of Series 10 Preferred Stock in accordance with the terms thereof.

Section 4. Voting Rights. Except as otherwise expressly provided herein or as otherwise required by law, Holders of shares of Series 11 Preferred Stock shall have no voting rights.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each outstanding share of Series 11 Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders and the holders of all securities which are pari passu with the Series 11 Preferred Stock as to liquidation in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction or Change of Control Transaction shall be treated as if it were a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 25 days before the payment date stated therein, to each Holder.

Section 6. Conversion and Exchange Rights.

(a) Conversions at Option of Holder. Each share of Series 11 Preferred Stock shall be convertible at any time and from time to time from and after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Series 11 Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form attached hereto as Annex A (a “Notice of Conversion”), which may be delivered before the date of conversion. Each Notice of Conversion shall specify the number of shares of Series 11 Preferred Stock to be converted, the number of shares of Series 11 Preferred Stock owned before the conversion at issue, the number of shares of Series 11 Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date must be on or after the Original Issue Date and may not be before the date the applicable Holder delivers such Notice of Conversion to the Corporation in accordance with Section 10(a) (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder (or the first date thereafter that conversion is permitted pursuant to this Section 6(a)). The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series 11 Preferred Stock, a Holder shall be required to (and by delivering a Notice of Conversion shall thereby be deemed to agree to) forthwith surrender the certificate(s) representing such shares of Series 11 Preferred Stock to the Corporation. Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series 11 Preferred Stock in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing such Holder’s shares of Series 11 Preferred Stock to the Corporation unless (i) the full or remaining number of shares of Series 11 Preferred Stock represented by such certificate are being converted or (ii) such Holder has provided the Corporation with prior written notice (which notice may be included in a Notice of Conversion) requesting reissuance of a certificate representing the remaining shares of Series 11 Preferred Stock upon physical surrender of any certificate representing the shares of Series 11 Preferred Stock being converted. Each Holder and the Corporation shall maintain records showing the number of shares of Series 11 Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Series 11 Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series 11 Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.

(b) Automatic Conversion. On the first to occur of (i) the date on which 1,000 or less shares of Series 11 Preferred Stock remain outstanding or (ii) the date on which the Board determines in good faith to do a reverse stock split with respect to the Common Stock in order to achieve compliance with the listing rules of The NASDAQ Capital Market or for other good-faith business reasons, each outstanding share of Series 11 Preferred Stock shall automatically convert into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) determined by dividing the Stated Value of such share of Series 11 Preferred Stock by the Conversion Price). In the case of an automatic conversion pursuant to this Section 6(b), the “Conversion Date” shall be the first to occur of the dates set forth in clauses (i) and (ii) above, and a Holder shall be required to forthwith surrender the certificate(s) representing such shares of Series 11 Preferred Stock to the Corporation within two Trading Days of the date established for such conversion and set forth in a written notice from the Corporation; provided, however, that the failure by a Holder to surrender the certificate(s) representing such converted shares of Series 11 Preferred Stock shall not prevent the Corporation from delivering the shares of Common Stock issuable upon automatic conversion thereof and, upon receipt of such consideration by such Holder, such shares of Series 11 Preferred Stock shall be converted for all purposes hereunder

(c) Conversion Price. The conversion price for the Series 11 Preferred Stock shall equal $0.337, subject to adjustment as provided herein (the “Conversion Price”)

(d) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the shares of Series 11 Preferred Stock held by a Holder shall not be convertible by such Holder, and the Corporation shall not effect any conversion of any shares of Series 11 Preferred Stock held by such Holder, to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own 9.99% or more (the “Maximum Percentage”) of the Common Stock; provided, however, that the Maximum Percentage shall increase to 19.99% in the event of an automatic conversion pursuant to Section 6(b) without any further action on the part of such Holder. To the extent the above limitation applies, the Holder shall first be required to convert outstanding shares of Series 11 Preferred Stock, subject to such Maximum Percentage limitation, until the Holder no longer owns any shares of Series 11 Preferred Stock. No prior inability of a Holder to convert shares of Series 11 Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Corporation may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within two Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock.

(e) Mechanics of Conversion.

(i) Delivery of Certificate upon Conversion. Subject to the immediately following sentence of this clause, not later than three Trading Days after each Conversion Date, whether pursuant to Section 6(a) or (b), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates, which shall be free of restrictive legends and issuer-imposed trading restrictions (provided that a registration statement covering resales of the Conversion Shares is then in effect), representing the number of shares of Common Stock being acquired upon the conversion of shares of Series 11 Preferred Stock. The Corporation shall use its best efforts to, if the Holder is not an affiliate of the Corporation, deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions (provided that a registration statement covering resales of the Conversion Shares is then in effect), in which case the Corporation covenants to use its commercially reasonable efforts to deliver shares of Common Stock being acquired upon the conversion of shares of Series 11 Preferred Stock prior to three Trading Days after each Conversion Date. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the seventh Trading Day after the Conversion Date, in the case of physical delivery of such certificate or certificates, or by the fourth Trading Day, in the case of electronic delivery through the Depository Trust Company or another established clearing corporation performing similar functions, then (without limiting Holder’s other rights and remedies hereunder for the Corporation’s failure to comply with its obligations under the preceding portion of this paragraph) the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, in which event the Corporation shall promptly return to such Holder any original Series 11 Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return any Common Stock certificates representing the shares of Series 11 Preferred Stock tendered for conversion to the Corporation.

(ii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of shares of Series 11 Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series 11 Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series 11 Preferred Stock of such Holder shall have been sought and obtained. In the absence of such an injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times use reasonable best efforts to reserve and keep available out of its authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of the Series 11 Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of the Series 11 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series 11 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv) Fractional Shares. Upon a conversion of the Series 11 Preferred Stock hereunder, the Corporation shall not be required to issue fractions of shares of Common Stock, but shall instead, if otherwise permitted, round the total number of Conversion Shares for such conversion up or down to the nearest whole number of shares of Common Stock.

(v) Transfer Taxes. The issuance of certificates for shares of the Common Stock issued upon conversion of shares of Series 11 Preferred Stock shall be made without charge to any Holder for any documentary stamp, issuance or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series 11 Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series 11 Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Series 11 Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and any other adjustments to the Holders’ conversion rights necessary to reflect such event shall be made. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Subsequent Rights Offerings. If the Corporation, at any time while the Series 11 Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not proportionately to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

(c) Pro Rata Distributions. If the Corporation, at any time while the Series 11 Preferred Stock is outstanding, distributes (other than as a dividend) to all holders of Common Stock (and not proportionately to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 7(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately before the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. For the avoidance of doubt, distributions that are stock dividends shall be subject to Section 7(a) and not subject to this Section 7(c).

(d) Fundamental Transaction. If, at any time while the Series 11 Preferred Stock is outstanding, a Fundamental Transaction occurs, then, upon any subsequent conversion of the Series 11

Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately before the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately before such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”); and the Holders shall no longer have the right to receive Conversion Shares per se upon such conversion. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series 11 Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall adopt articles of incorporation or an amendment to its articles of incorporation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. Unless the Corporation elects to treat such Fundamental Transaction as a Liquidation, the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(d) and ensuring that the Series 11 Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(f) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series 11 Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days before the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder is entitled to convert the Stated Value of its Series 11 Preferred Stock during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 8. Negative Covenants. So long as at least 20% of the aggregate number of originally issued shares of Series 11 Preferred Stock are outstanding (as appropriately adjusted for share splits and similar transactions), the Corporation shall not, without the Corporation obtaining the affirmative written consent of Holders of a majority of the then outstanding shares of Series 11 Preferred Stock:

(a) amend the articles of incorporation, its bylaws or other charter documents so as to materially, specifically and adversely affect any rights of any Holder with respect to Series 11 Preferred Stock;

(b) repay, repurchase or offer to repay, repurchase or otherwise acquire any material amount of its Junior Securities (other than securities described in clause (ii) of the definition of “Junior Securities”); provided, however, that this restriction shall not apply to the repurchase of up to 30,000,000 shares of Common Stock in any 12-month period (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Original Issue Date) from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements approved by a majority of the Board of Directors or under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as termination of employment;

(c) authorize or create any class or series of stock ranking senior to the Series 11 Preferred Stock as to dividend rights or liquidation preference (other than the Series 10 Preferred Stock in respect of dividend rights); or

(d) enter into any agreement or understanding with respect to any of the foregoing.

Notwithstanding anything to the contrary set forth herein, (i) nothing herein shall be construed as limiting the Corporation’s ability to redeem shares of Series 8 Preferred Stock or Series 10 Preferred Stock in accordance with the terms thereof, and (ii) this Section 9 shall not prohibit the issuance of additional series of preferred stock that do not rank senior to the Series 11 Preferred Stock as to dividend rights or liquidation preference.

Section 9. Transferability. The Series 11 Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of (“Transfer”) in accordance with state and federal securities laws. The Corporation shall keep at its principal office, or at the offices of the transfer agent, a register of the Series 11 Preferred Stock. In connection with any such permitted Transfer, upon the surrender of any certificate representing Series 11 Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any such Transfer involved in the issuance and delivery of any such new certificate in a name other than that of Holder and the Corporation shall not be required to issue or deliver such new certificate or certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 501 Elliott Avenue, Suite 400, Seattle, Washington 99119, facsimile number (206) 272-4302, Attention: James Bianco, or such other facsimile number, email address or street address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or street address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address or street address appears on the books of the Corporation, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email to the facsimile number or email address specified in this Section 10(a) before 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or email to the facsimile number or email address specified in this Section 10(a) between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of dispatch, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series 11 Preferred Stock Certificate. If a Holder’s Series 11 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series 11 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this instrument shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington, without regard to the principles of conflict of laws thereof.

(d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this instrument shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this instrument or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this instrument on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this instrument. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Article II.2(r) is invalid, illegal or unenforceable, the balance of this Article II.2(r) shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Article II.2(r) and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted or Redeemed Series 11 Preferred Stock. If any shares of Series 11 Preferred Stock are converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series 11 Preferred Stock.”

(i) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided herein shall be cumulative and in addition to all other remedies available hereunder, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms hereof. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

[Signature page follows]

I certify that I am a duly appointed and incumbent officer of the above named Corporation and that I am authorized to execute these Articles of Amendment on behalf of the Corporation.

EXECUTED, this 17th day of February, 2011.

CELL THERAPEUTICS, INC.,
a Washington corporation

By:	/s/ James A. Bianco
Name: James A. Bianco, M.D.
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER

TO CONVERT SHARES OF SERIES 11 PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series 11 Preferred Stock, no par value per share (the “Preferred Stock”), of Cell Therapeutics, Inc., a Washington corporation (the “Corporation”), indicated below into shares of common stock, no par value per share (the “Common Stock”), of the Corporation, according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be reasonably required by the Corporation. No fee will be charged to the Holders for any conversion of Preferred Stock, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned before Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

 or

 DWAC Instructions:

Number of shares of Common Stock for DWAC:

Name and Contact for Broker:

Broker no:

Account no:

Account holder:

HOLDER:

By:
Name:
Title: